Exhibit 99.1

BRIGHTPOINT REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

INDIANAPOLIS –April 26, 2012 – Brightpoint, Inc. (“BrightPoint”) (Nasdaq: CELL), a global leader in providing device lifecycle services to the wireless industry, today announced its financial results for the first quarter ended March 31, 2012.

Revenue was $1.37 billion for the first quarter of 2012, an increase of 23% compared to the first quarter of 2011 and a decrease of 12% compared to the fourth quarter of 2011.

Wireless devices handled were 29.2 million (includes 0.4 million tablets) for the first quarter of 2012. This represents an increase of 7% compared to the first quarter of 2011 and a decrease of 5% compared to the fourth quarter of 2011.

Income from continuing operations attributable to common shareholders was $3.2 million, or $0.05 per diluted share, for the first quarter of 2012 compared to $8.0 million, or $0.11 per diluted share, for the first quarter of 2011 and $15.0 million, or $0.22 per diluted share, for the fourth quarter of 2011.

Adjusted income from continuing operations attributable to common shareholders (non-GAAP) was $11.4 million, or $0.16 per diluted share, for the first quarter of 2012 compared to $14.2 million, or $0.20 per diluted share, for the first quarter of 2011 and $24.2 million, or $0.34 per diluted share, for the fourth quarter of 2011.

Adjusted income from continuing operations attributable to common shareholders (non-GAAP) of $0.16 per diluted share for the first quarter of 2012 excludes the following items:

•	$6.8 million (pre-tax) of non-cash amortization expense related to acquired intangible assets.

•

$2.4 million (pre-tax) restructuring charge consisting primarily of an impairment charge related to the anticipated sale of our facility in Reno, Nevada which we expect to sell in the second or third quarter ($1.4 million), severance due to a reduction in workforce in our Americas division ($0.8 million) and continued global consolidation and rationalization in our Europe, Middle East, and Africa (EMEA) and Corporate divisions ($0.2 million).

•	$3.2 million (pre-tax) of non-cash stock based compensation expense.

•	$4.1 million of tax benefit related to the excluded items described above.

Gross profit was $85.7 million for the first quarter of 2012 compared to $86.5 million for the first quarter of 2011 and $101.9 million for the fourth quarter of 2011. The reduction in gross profit from the first quarter of 2011 was primarily due to a reduction in logistic services gross profit due to a decrease in non-repair logistic services provided by our reverse/repair/refurbish operation in North America, a decrease in units handled in Norway and the elimination of gross profit generated in the first quarter of 2011 by the operations in Latin America that were contributed to Intcomex, Inc. in April 2011. The reduction in logistic services gross profit from the first quarter of 2011 was partially offset by an increase in gross profit generated in the Asia-Pacific and EMEA regions due to an increase in distribution wireless devices sold. The reduction in gross profit from the fourth quarter of 2011 was primarily due to a reduction in distribution gross profit resulting from a decline in units sold due to a seasonally strong fourth quarter, current competitive and economic pressures in the EMEA region and a reduction in logistic services gross profit due to a seasonal decline in units handled.

Gross margin was 6.3% for the first quarter of 2012 compared to 7.8% for the first quarter of 2011 and 6.5% for the fourth quarter of 2011. The reduction in gross margin from the first quarter of 2011 was primarily due to a reduction in distribution gross margin, a reduction in logistic services gross margin and a higher mix of revenue generated by our distribution business. The reduction in distribution gross margin from the first quarter of 2011 was primarily due to current competitive and economic pressures in the EMEA region. The reduction in logistic services gross margin was primarily due to the mix of services provided by our reverse/repair/refurbish operation in North America and the sale of a high volume of spare parts related to the repair business in a particular region at low margin. The decrease in gross margin from the fourth quarter of 2011 was primarily due to a reduction in distribution gross margin resulting from competitive and economic pressures in the EMEA region.

SG&A expense was $66.9 million for the first quarter of 2012 compared to $65.6 million for the first quarter of 2011 and $70.0 million for the fourth quarter of 2011. Incremental SG&A expense from our previously announced joint venture in Malaysia was $1.1 million for the first quarter of 2012. SG&A expense for the first quarter of 2012 included $0.9 million of costs in conjunction with the launch of our new global brand and $0.7 million of bad debt expense primarily associated with two specific customers in our Americas division. Fluctuations in foreign currencies reduced SG&A expense for the first quarter of 2012 by $0.8 million compared to the first quarter of 2011 and by an immaterial amount compared to the fourth quarter of 2011.

Income tax expense was $2.6 million for the three months ended March 31, 2012. Income tax expense for the three months ended March 31, 2012 included a $0.6 million charge for a discrete tax adjustment in a foreign jurisdiction. Excluding this charge in 2012, the effective income tax rate for the three months ended March 31, 2012 was 34.7%.

Total debt was $296.7 million at March 31, 2012, compared to $253.0 million at December 31, 2011. Total liquidity (unrestricted cash and unused borrowing availability) was $282.1 million at March 31, 2012 compared to $332.8 million at December 31, 2011 and $325.1 million at March 31, 2011.

Cash used in operating activities was $45.4 million for the three months ended March 31, 2012 compared to cash used in operating activities of $97.4 million for the three months ended March 31, 2011 and cash used in operating activities of $59.5 million for the three months ended December 31, 2011. The decrease in cash used in operating activities for the three months ended March 31, 2012 compared to the same period in the prior year was primarily due to invoicing issues experienced by a key global vendor that delayed some payments to the vendor from the end of 2010 into the first quarter of 2011.

The cash conversion cycle was 17 days for the first quarter of 2012 compared to 9 days for the first quarter of 2011 and 12 days for the fourth quarter of 2011. The increase in cash conversion cycle was primarily due to an increase in days sales outstanding. Days sales outstanding increased due to an increase in revenue and accounts receivable from large customers in Germany and Sweden. These customers have longer payment terms compared to our average payment terms, and revenue and accounts receivable from these customers increased significantly over the prior year due to aggressive efforts by these customers to gain or maintain market share with consumers in the smartphone segment of the wireless industry.

EBITDA (non-GAAP) was $22.3 million for the first quarter of 2012 compared to $26.2 million for the first quarter of 2011 and $34.9 million for the fourth quarter of 2011.

“We are reporting solid results in revenue and units handled for the first quarter of 2012,” said Robert J. Laikin, Chairman of the Board and Chief Executive Officer of Brightpoint, Inc. “However, our customers and vendor partners faced significant competitive and economic pressures in the first quarter which negatively impacted our profitability. But, I believe that the environment is improving, and we remain well-positioned for future success. I expect the overall wireless device industry to be flat to up approximately 5% in 2012 as compared to 2011.”

“Our operating results for the first quarter of 2012 reflect some positive trends, however internal and external factors caused certain key operating metrics to be disappointing,” said Vince Donargo, BrightPoint’s Executive Vice President, Chief Financial Officer and Treasurer. “During the first quarter, we took some necessary actions to reduce our overall cost structure, and I am pleased with our resulting SG&A expenses for the first quarter of 2012. We will continue to take the necessary measures to ensure our business model operates efficiently and extend our leadership position as we move forward in a highly competitive environment.”

UPDATED FULL YEAR 2012 EXPECTATIONS

We currently expect income from continuing operations (GAAP) per diluted share of $0.57 to $0.63 for full year 2012 and adjusted income from continuing operations (non-GAAP) per diluted share of $0.98 to $1.04 for full year 2012, which is a change from our previously stated range of $0.66 to $0.72 (GAAP) and $1.07 to $1.13 (non-GAAP). We expect industry units for the second quarter of 2012 to be flat to up 5% from the first quarter of 2012 and flat to up 5% for full year 2012 as compared to full year 2011. Adjusted income from continuing operations (non-GAAP) per diluted share excludes stock based compensation, amortization of acquired intangible assets and restructuring charges (all net of any estimated income tax effect). Adjusted earnings per share from continuing operations (non-GAAP) assumes 72.0 million diluted weighted average shares outstanding, which includes 2.1 million shares of common stock related to stock based compensation that are presumed to be repurchased under the U.S. GAAP treasury stock method. Please see the supplemental information attached for the reconciliation of the range of estimated GAAP diluted earnings per share to estimated as-adjusted (non-GAAP) diluted earnings per share. The expectations above are based on a distribution gross margin range of 3.4% to 4.0% for full year 2012 and a logistic services gross margin range of 32% to 38% for full year 2012.

We currently expect an adjusted (non-GAAP) effective income tax rate of between 28% and 32% for full year 2012.

Please see the attached Schedules and the Investors section at the BrightPoint website at www.BrightPoint.com for an explanation and reconciled presentation of the results for the quarter ended March 31, 2012 prepared in accordance with U.S. GAAP and on an as adjusted non-GAAP basis. The explanation includes the reasons why management believes such non-GAAP measures are useful both to management and investors. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. In addition, please see the attached Supplemental Information for a reconciliation of EBITDA.

Please see the Investors section at the BrightPoint website at www.BrightPoint.com for quarterly statements of operations for all periods that have been reclassified.

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2012	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Wireless devices handled	29,194	27,243	30,710

Revenue	$1,370,088	$1,114,880	$1,556,443

Gross profit	$85,674	$86,529	$101,922

Gross margin	6.3%	7.8%	6.5%

Selling, general and administrative expenses	$66,946	$65,646	$69,969

Operating income from continuing operations	$9,338	$14,706	$24,082

Income from continuing operations attributable to Brightpoint, Inc. shareholders	$3,188	$8,007	$14,999

Net income attributable to Brightpoint, Inc. shareholders	$2,640	$9,296	$15,065

Diluted per share:

Income from continuing operations attributable to Brightpoint, Inc. shareholders	$0.05	$0.11	$0.22

Net income attributable to Brightpoint, Inc. shareholders	$0.04	$0.13	$0.22

Conference Call Information

On Friday, April 27, 2012, at approximately 8:00 a.m. ET, BrightPoint, will conduct a conference call to review its operations and financial performance and will answer participants’ questions. For those who prefer to join the conference call telephonically, use the following information and dial in several minutes prior to the start of the call:

U.S. toll-free dial-in number: 888-264-8892

International dial-in number: 913-312-0843

The presentation of slides can be accessed through the Investors section of BrightPoint’s website at www.BrightPoint.com. Following the live presentation, an archive of the webcast will be available through the Investors section of BrightPoint’s website at www.BrightPoint.com for approximately one year.

About Brightpoint, Inc.

Brightpoint, Inc. (Nasdaq: CELL) is a global leader in providing device lifecycle services to the wireless industry. In 2011, BrightPoint handled more than 112 million wireless devices globally. BrightPoint’s innovative services include distribution channel management, procurement, inventory management, reverse logistics and repair services, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. BrightPoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible and cost effective solutions. BrightPoint has more than 4,000 employees, as well as a significant number of temporary staff, and a global footprint covering more than 35 countries, including 13 Latin American countries through its investment in Intcomex, Inc. In 2011, BrightPoint generated revenue of $5.2 billion. BrightPoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about BrightPoint can be found on its website at www.BrightPoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Forward Looking and Cautionary Statements

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of BrightPoint, including estimates for income from continuing operations (non-GAAP) per diluted share, and effective tax rate (non-GAAP) for 2012 that are subject to change. These statements are only predictions and actual events or results may differ materially. Please refer to the documents BrightPoint files, from time to time, with the Securities and Exchange Commission; specifically, BrightPoint’s most recent Form 10-K and Form 10-Q and the cautionary statements and risk factors contained therein. Those documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Those risk factors include, without limitation, uncertainties relating to customer plans and commitments, including, without limitation (i) fluctuations in regional demand patterns and economic factors could harm our operations; (ii) we buy a significant amount of our products from a limited number of suppliers, and they may not provide us with competitive products at reasonable prices when we need them in the future; (iii) our dependence on our computer and communications systems; (iv) uncertainty regarding future volatility in our Common Stock price; (v) our ability to expand and implement our future growth strategy, including acquisitions; (vi) our ability to protect our proprietary information; (vii) rapid technological changes in the wireless industry could render our services or the products we handle obsolete or less marketable; (viii) intense industry competition; (ix) the loss or reduction in orders from principal customers or a reduction in the prices we are able to charge these customers could cause our revenues to decline and impair our cash flows; (x) our ability to retain existing logistic services customers at acceptable returns upon expiration or termination of existing agreements; (xi) our business could be harmed by consolidation of mobile operators; (xii) we face potential risks associated with loss, theft or damage of our property or property of our customers; (xiii) we make significant investments in the technology used in our business and rely on that technology to function effectively without interruptions; (xiv) our future operating results will depend on our ability to maintain volumes and margins; (xv) the effect of natural disasters, epidemics, hostilities or terrorist attacks on our operations; (xvi) uncertainty regarding whether wireless equipment manufacturers and wireless network operators will continue to outsource aspects of their business to us; (xvii) the current economic downturn could cause a severe disruption in our operations; (xviii) our implementation of European and American Centers of Excellence may not be successful; (xix) our ability to continue to enter into relationships and financing that may provide us with minimal returns or losses on our investments; (xx) collections of our accounts receivable; (xxi) our ability to manage and sustain future growth at our historical or current rates; (xxii) our ability to attract and retain qualified management and other personnel and the cost of complying with labor agreements and high rate of personnel turnover; (xxiii) our reliance upon third parties to manufacture products that we distribute and reliance upon their quality control procedures; (xxiv) our debt facilities could prevent us from borrowing additional funds, if needed; (xxv) our reliance on suppliers to provide trade credit facilities to adequately fund our on-going operations and product purchases; (xxvi) a significant percentage of our revenues are generated outside of the United States in countries that may have volatile currencies or other risks; (xxvii) the impact that seasonality may have on our business and results; (xxviii) potential dilution to existing shareholders from the issuance of securities under our long-term incentive plans; and (xxix) the existence of anti-takeover measures. Because of the aforementioned uncertainties affecting our future operating results, past performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “likely,” “will,” “should” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date that such statement was made. We undertake no obligation to update any forward-looking statement.

BRIGHTPOINT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue
Distribution	$1,234,344	$984,653
Logistic services	135,744	130,227

Total revenue	1,370,088	1,114,880

Cost of revenue
Distribution	1,194,583	950,629
Logistic services	89,831	77,722

Total cost of revenue	1,284,414	1,028,351

Gross profit
Distribution	39,761	34,024
Logistic services	45,913	52,505

Total gross profit	85,674	86,529

Selling, general and administrative expenses	66,946	65,646
Amortization expense	6,971	5,792
Restructuring charges	2,419	385

Operating income from continuing operations	9,338	14,706

Interest, net	3,891	2,965
Other expense (income)	(224)	1,175

Income from continuing operations before income taxes	5,671	10,566
Income tax expense	2,608	2,559

Income from continuing operations	3,063	8,007

Discontinued operations, net of income taxes:
(Loss) gain from discontinued operations	(268)	1,830
Loss on disposal of discontinued operations	(280)	(541)

Total discontinued operations, net of income taxes	(548)	1,289

Net income	2,515	9,296

Net loss attributable to noncontrolling interest	125	—

Net income attributable to Brightpoint, Inc. shareholders	$2,640	$9,296

Earnings per share attributable to Brightpoint, Inc. shareholders - basic:
Income from continuing operations	$0.05	$0.12
Discontinued operations, net of income taxes	(0.01)	0.02

Net income	$0.04	$0.14

Earnings per share attributable to Brightpoint, Inc. shareholders - diluted:
Income from continuing operations	$0.05	$0.11
Discontinued operations, net of income taxes	(0.01)	0.02

Net income	$0.04	$0.13

Weighted average common shares outstanding:
Basic	68,335	67,453

Diluted	69,715	68,917

BRIGHTPOINT, INC.

NON-GAAP RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

We have provided income from continuing operations and income from continuing operations per share on both a U.S. GAAP basis and on an as-adjusted non-GAAP basis because BrightPoint’s management believes it provides meaningful information to investors. Among other things, it may assist investors in evaluating BrightPoint’s on-going operations. Adjustments to earnings per share from continuing operations generally include certain non-cash charges such as stock based compensation, amortization of acquired finite-lived intangible assets and other items such as restructuring charges. BrightPoint considers these items unrelated to its core operating performance, and believes that use of this non-GAAP measure allows comparison of operating results that are consistent over time. The specific items excluded with respect to our first quarter of 2012 non-GAAP income from continuing operations per share are stock based compensation expense, amortization expense, and restructuring charges (all net of any estimated income tax effect). Non-GAAP income from continuing operations per share is calculated by dividing non-GAAP income from continuing operations by non-GAAP weighted average common shares outstanding (diluted). For purposes of calculating non-GAAP income from continuing operations per share, we add back certain shares presumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense. We believe these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to BrightPoint’s financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business and to evaluate results relative to incentive compensation targets for certain employees. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to measures of financial performance prepared in accordance with U.S. GAAP.

	Three Months Ended March 31,
	2012		2011
	Income from continuing operations	Impact per diluted share	Income from continuing operations	Impact per diluted share
GAAP income from continuing operations attributable to Brightpoint, Inc. shareholders	$3,188	$0.05	$8,007	$0.11
Non-GAAP adjustments:
Stock based compensation	3,202	0.04	3,702	0.05
Amortization	6,759	0.10	5,755	0.08
Restructuring charge	2,419	0.03	385	0.01
Income tax impact of the above	(4,138)	(0.06)	(3,196)	(0.04)
Discrete income tax items	—	—	(421)	(0.01)

As-adjusted (non-GAAP) income from continuing operations attributable to Brightpoint, Inc. shareholders	$11,430	$0.16	$14,232	$0.20
As-adjusted (non-GAAP) weighted average common shares outstanding - diluted		72,021		70,487

BRIGHTPOINT, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,538	$40,842
Accounts receivable (less allowance for doubtful accounts of $8,416 in 2012 and $8,236 in 2011)	517,239	568,947
Inventories	469,209	468,937
Other current assets	75,724	66,039

Total current assets	1,085,710	1,144,765

Property and equipment, net	145,093	145,948
Goodwill	86,838	79,578
Other intangibles, net	114,825	98,693
Other assets	39,606	37,927

Total assets	$1,472,072	$1,506,911

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$693,434	$766,825
Accrued expenses	137,259	171,108
Lines of credit and other short-term borrowings	645	6,465

Total current liabilities	831,338	944,398

Long-term liabilities:
Lines of credit, long-term	296,048	246,542
Other long-term liabilities	32,433	24,806

Total long-term liabilities	328,481	271,348

Total liabilities	1,159,819	1,215,746

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value: 1,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 100,000 shares authorized; 92,736 issued in 2012 and 91,470 issued in 2011	927	915
Additional paid-in-capital	660,614	656,533
Treasury stock, at cost, 23,594 shares in 2012 and 23,226 shares in 2011	(171,807)	(168,064)
Accumulated other comprehensive income	18,257	8,923
Accumulated deficit	(204,503)	(207,142)

Total Brightpoint, Inc. shareholders’ equity	303,488	291,165
Non-controlling interest	8,765	—

Total shareholders’ equity	312,253	291,165

Total liabilities and shareholders’ equity	$1,472,072	$1,506,911

BRIGHTPOINT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating activities
Net income	$2,515	$9,296
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	13,086	11,280
Non-cash compensation	3,202	3,702
Restructuring charge	2,419	385
Change in deferred taxes	(508)	4,361
Other non-cash	(213)	752

Changes in operating assets and liabilities,net of effects from acquisitions and divestitures:
Accounts receivable	62,340	77,537
Inventories	12,047	(53,655)
Other operating assets	(11,076)	11,016
Accounts payable and accrued expenses	(129,249)	(162,059)

Net cash used in operating activities	(45,437)	(97,385)

Investing activities
Capital expenditures	(5,497)	(22,830)
Acquisitions, net of cash acquired	(9,426)	(111)
Decrease in other assets	2,273	590

Net cash used in investing activities	(12,650)	(22,351)

Financing activities
Net proceeds from lines of credit	42,063	105,369
Borrowings (repayments) on short-term financing	139	(407)
Deferred financing costs paid	—	(281)
Purchase of treasury stock	(3,743)	(3,778)
Excess tax benefit from equity based compensation	870	1,983
Proceeds from common stock issuances under employee stock option plans	—	394

Net cash provided by financing activities	39,329	103,280

Effect of exchange rate changes on cash and cash equivalents	1,454	1,794

Net decrease in cash and cash equivalents	(17,304)	(14,662)
Cash and cash equivalents at beginning of period	40,842	41,658

Cash and cash equivalents at end of period	$23,538	$26,996

Supplemental Information

(Amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended
	March 31,	March 31,	December 31,
	2012	2011	2011
Net income (1)	$2,640	$9,296	$15,065
Net interest expense (1)	4,009	3,071	3,941
Income tax expense (1)	2,608	2,559	4,120
Depreciation and amortization (1)	13,086	11,280	11,814

EBITDA	$22,343	$26,206	$34,940

(1)	Includes discontinued operations

EBITDA is a non-GAAP financial measure. Management believes EBITDA is an indicator of how much cash BrightPoint generates, excluding non-cash charges and any changes in working capital. Management also reviews and utilizes the entire statement of cash flows to evaluate cash flow performance.

Cash Conversion Cycle Days

Management utilizes the cash conversion cycle days metric and its components to evaluate BrightPoint’s ability to manage its working capital and its cash flow performance. Cash conversion cycle days and its components for the quarters ended March 31, 2012 and 2011, and December 31, 2011 were as follows:

	Three Months Ended
	March 31,	March 31,	December 31,
	2012	2011	2011
Days sales outstanding in accounts receivable	29	25	26
Days inventory on-hand	33	32	29
Days payable outstanding	(45)	(48)	(43)

Cash Conversion Cycle Days	17	9	12

Please see the Investors section of the BrightPoint website at www.BrightPoint.com for a detailed calculation of cash conversion cycle days for the three months ended March 31, 2012.

Supplemental Information (continued)

(Amounts in thousands)

Return on Invested Capital (“ROIC”)

Management uses ROIC to measure the effectiveness of its use of invested capital to generate earnings. ROIC for the trailing four quarters ended March 31, 2012 and 2011, and December 31, 2011, was as follows:

	Trailing Four Quarters Ended
	March 31,	March 31,	December 31,
	2012	2011	2011
Operating income after taxes (non-GAAP):
Operating income from continuing operations	$67,320	$64,618	$72,688
Plus: restructuring charges (1)	11,410	5,480	9,376
Less: estimated income taxes (2)	(23,619)	(23,780)	(24,619)

Operating income after taxes (non-GAAP)	$55,111	$46,318	$57,445

Invested Capital:
Debt	$296,693	$196,441	$253,007
Shareholders’ equity	312,253	266,279	291,165

Invested capital	$608,946	$462,720	$544,172

Average invested capital (3)	$498,867	$361,174	$444,030
ROIC (4)	11%	13%	13%

(1)	We exclude items such as restructuring charges from our calculation of “Operating income after taxes (non-GAAP)”, because we do not believe such items are representative of expected future returns. We believe decisions to allocate resources should not be influenced by such items.
(2)	Estimated income taxes were calculated by multiplying the sum of operating income from continuing operations and the restructuring charges by an effective tax rate of 30%, which represents an estimated, blended statutory tax rate for the markets in which we operate.
(3)	Average invested capital for the trailing four quarters represents the simple average of the invested capital amounts for the current and three prior quarter period ends.
(4)	ROIC is calculated by dividing non-GAAP operating income after taxes by average invested capital.

Supplemental Information (continued)

2012 Expectations

The reconciliation of the range of estimated GAAP diluted earnings per share to estimated as-adjusted (non-GAAP) diluted earnings per share is provided below:

	2012 Expectations
	Income from continuing operations per diluted share	Income from continuing operations per diluted share
GAAP income from continuing operations attributable to Brightpoint, Inc. shareholders	$0.57	$0.63
Non-GAAP adjustments (net of tax)[1]:
Stock based compensation	0.12	0.12
Restructuring charges	0.04	0.04
Amortization	0.25	0.25

As-adjusted (non-GAAP) income from continuing operations attributable to Brightpoint, Inc. shareholders	$0.98	$1.04

As-adjusted (GAAP) weighted average common shares outstanding - diluted	69,900	69,900
Shares presumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense	2,100	2,100

As-adjusted (non-GAAP) weighted average common shares outstanding - diluted	72,000	72,000

(1)	The effect of these adjustments was considered in computing the Company’s expected adjusted (non-GAAP) effective income tax rate.

CONTACT:	Brightpoint, Inc.

Tom Ward

Investor Relations

317-707-2745

Brightpoint, Inc.

Carolyn Manco

Media Relations

317-707-2276